As filed with the Securities and Exchange Commission on January 6, 2022

Registration No. 333-260246

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vincerx Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	83-3197402
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

(650) 800-6676

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Ahmed M. Hamdy

Chief Executive Officer

Vincerx Pharma, Inc.

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

(650) 800-6676

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Tom C. Thomas, Esq. General Counsel and Chief Legal Officer Vincerx Pharma, Inc. 260 Sheridan Avenue, Suite 400 Palo Alto, CA 94306 (650) 800-6676	Gabriella A. Lombardi Julie Park Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 Tel: (650) 233-4500 Fax: (650) 233-4545

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On October 14, 2021, the Registrant filed a Registration Statement on Form S-1 (Registration No. 333-260246), which was subsequently declared effective by the Securities and Exchange Commission on October 25, 2021 (the “Registration Statement”).

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment”) is being filed by the Registrant to (i) convert the Registration Statement on Form S-1 into a Registration Statement on Form S-3 and (ii) include updated information regarding the Selling Stockholders named in the prospectus, including a reduction in the number of shares of common stock being offered by the Selling Stockholders to 3,176,910 shares of common stock.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED JANUARY 6, 2022

PROSPECTUS

Vincerx Pharma, Inc.

3,176,910 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by the Selling Stockholders named in this prospectus of up to 3,176,910 shares of common stock.

The shares of common stock have been issued pursuant to a Securities Purchase Agreement, or the Purchase Agreement, dated September 15, 2021, that we entered into with certain accredited investors. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders pursuant to this prospectus. Pursuant to the Purchase Agreement, on September 20, 2021, we issued and sold an aggregate of 3,500,000 shares of our common stock for gross proceeds of $50.75 million. See the section entitled “Selling Stockholders” for additional information regarding the Selling Stockholders.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “VINC.” On January 5, 2022, the closing price of our common stock was $9.38.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or document incorporated by reference herein. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

Vincerx™, Vincerx Pharma™, the Vincerx Wings logo design, and CellTrapper™ are our trademarks or registered trademarks. This prospectus may also contain trademarks and trade names that are the property of their respective owners.

FREQUENTLY USED TERMS

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Vincerx,” “we,” “us,” “our” and similar terms refer to Vincerx Pharma, Inc. (f/k/a Vincera Pharma, Inc. f/k/a LifeSci Acquisition Corp.) and its consolidated subsidiaries. References to “LSAC” refer to our predecessor company prior to the consummation of the Business Combination.

•	“2020 Incentive Plan” means the Vincerx Pharma, Inc. 2020 Stock Incentive Plan.

•	“Bayer License Agreement” means that certain License Agreement, dated October 7, 2020, by and among Vincera Pharma, Bayer Aktiengesellschaft and Bayer Intellectual Property GmbH.

•	“Business Combination” means the Merger and the other transactions described in the Merger Agreement.

•	“Bylaws” means our amended and restated bylaws.

•	“Certificate of Incorporation” means our second amended and restated certificate of incorporation, as amended.

•

“Closing Price Per Share” means a price per common stock (adjusted for any stock splits, stock dividends, recapitalizations and similar events) equal to the lesser of (a) $10.00 per share, and (b) the price per share determined by dividing (i) the cash in LSAC’s trust account as of the closing of the Business Combination (after deducting all amounts to be paid pursuant to the valid exercise of redemption rights in accordance with LSAC’s trust account and LSAC’s amended and restated certificate of incorporation and bylaws), by (ii) the fully-diluted capitalization of LSAC (excluding the public warrants, private warrants, 1,640,942 shares of our common stock held by the Sponsor and any shares of our common stock issuable upon the conversions of promissory notes issued by the Sponsor described in Section 8.6 of the Merger Agreement and the deferred underwriting discount payable to the underwriters of the initial public offering of LSAC described in Section 8.7 of the Merger Agreement) immediately prior to the closing of the Business Combination, after taking into account the valid exercise of redemption rights in accordance with LSAC’s trust account.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“common stock” means our common stock, $0.0001 par value per share.

•	“DGCL” means the Delaware General Corporation Law.

•

“Earnout Shares” means certain rights to common stock after the closing of the Business Combination that Vincera Pharma stockholders may be entitled to receive, as set forth in detail in this prospectus in the section entitled “Summary—Background.”

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“IRS” means the Internal Revenue Service.

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

•	“LSAC” means LifeSci Acquisition Corp., our predecessor company.

•	“LSAC stockholders” means holders of LSAC’s common stock immediately prior to the consummation of the Business Combination.

•

“Merger” means the merger of Merger Sub with and into Vincera Pharma, with Vincera Pharma surviving as the surviving company and as a wholly-owned subsidiary of LSAC, which occurred on December 23, 2020.

•

“Merger Agreement” means that certain Merger Agreement, dated September 25, 2020, by and among LSAC, Merger Sub, Vincera Pharma and Raquel E. Izumi, as the representative of the stockholders of Vincera Pharma.

•	“Merger Sub” means LifeSci Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LSAC.

•	“public warrants” means warrants originally issued in the initial public offering of LSAC, which were redeemed in April 2021.

•

“private warrants” means the warrants issued simultaneously with the closing of the initial public offering of LSAC in a private placement to LifeSci Holdings LLC and Rosedale Park, LLC and the warrants issued pursuant to Section 8.6 of the Merger Agreement, each warrant being identical to the public warrants, except that such warrants (other than the warrants amended pursuant to Section 8.7 of the Merger Agreement) are non-redeemable and may be exercised on a cashless basis.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Selling Stockholders” means the Selling Stockholders named in this prospectus or their permitted transferees.

•	“Sponsor” means LifeSci Investments, LLC, LSAC’s sponsor and an entity affiliated with LifeSci Capital LLC, which was dissolved effective January 28, 2021.

•	“Vincera Pharma” means VNRX Corp. (f/k/a Vincera Pharma, Inc.), a Delaware corporation, prior to the closing of the Business Combination.

•	“Vincera Pharma stockholders” means the stockholders of Vincera Pharma immediately prior to the Business Combination.

•

“Voting Agreement” means that certain Voting and Support Agreement, dated December 23, 2020, by and among the Vincera Pharma stockholders, the Sponsor, LifeSci Holdings LLC, Rosedale Park, LLC and certain other LSAC stockholders.

•	“warrant” means our private warrants and public warrants, collectively.

•	“Warrant Agreement” means that certain Warrant Agreement, dated March 5, 2020, between LSAC and Continental Stock Transfer & Trust Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain forward-looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial plans or performance. When used in this prospectus and the documents incorporated by reference herein, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” or “will,” and similar expressions are intended to identify forward-looking statements, and include but are not limited to:

•	our future financial and business performance;

•	strategic plans for our business and product candidates;

•	our ability to develop or commercialize products;

•	the expected results and timing of clinical trials and nonclinical studies;

•	our ability to comply with the Bayer License Agreement;

•	developments and projections relating to our competitors and industry;

•	our expectations regarding our ability to obtain, develop and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to retain key scientific or management personnel;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our future capital requirements and the timing of those requirements and sources and uses of cash;

•	our ability to obtain funding for our operations;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	our business, expansion plans and opportunities; and

•	changes in applicable laws or regulations.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•	risks associated with preclinical or clinical development and trials, including those conducted prior to our in-licensing;

•	risks related to the rollout of our business and the timing of expected business milestones;

•	changes in the assumptions underlying our expectations regarding our future business or business model;

•	our ability to develop, manufacture and commercialize product candidates;

•	general economic, financial, legal, political and business conditions and changes in domestic and foreign markets;

•	changes in applicable laws or regulations;

•	the impact of natural disasters, including climate change, and the impact of health epidemics, including the COVID-19 pandemic, on our business;

•	the size and growth potential of the markets for our products, and our ability to serve those markets;

v

•	market acceptance of our planned products;

•	our ability to raise capital;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors” and the documents we have incorporated by reference in this prospectus.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

These forward-looking statements made by us in this prospectus and the documents incorporated by reference herein speak only as of the date such forward-looking statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein or in the documents incorporated by reference herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus.

The Company

We are a clinical-stage life sciences company focused on leveraging our development and oncology expertise to advance new therapies intended to address unmet medical needs for the treatment of cancer. We have assembled a management team of biopharmaceutical experts with extensive experience in building and operating organizations that develop and deliver innovative medicines to patients. Our current pipeline is derived from the Bayer License Agreement, pursuant to which we have been granted an exclusive, royalty-bearing, worldwide license under certain Bayer patents and know-how to develop, use, manufacture, commercialize, sublicense and distribute a clinical-stage and follow-on small molecule drug program and a preclinical stage bioconjugation platform, which includes next-generation antibody-drug conjugates and innovative small molecule drug conjugates. We intend to use these product candidates to treat various cancers in a patient-specific, targeted approach. We believe that these product candidates are differentiated from current programs targeting similar cancer biology, and, if approved, may improve clinical outcomes of patients with cancer.

Background

Our company was originally known as LifeSci Acquisition Corp. On December 23, 2020, LSAC consummated the Business Combination with Vincera Pharma pursuant to the Merger Agreement. In connection with the closing of the Business Combination, LSAC changed its name to Vincera Pharma, Inc. Vincera Pharma was deemed to be the accounting acquirer in the Merger.

Immediately prior to the effective time of the Merger, each share of Vincera Pharma common stock was canceled, and the Vincera Pharma stockholders received (i) 0.570895 shares of common stock, for each share of Vincera Pharma common stock held by them immediately prior to the effective time of the Merger and (ii) certain rights to Earnout Shares after the closing of the Business Combination.

The Vincera Pharma stockholders are entitled to receive Earnout Shares if the daily volume-weighted average price of our common stock equals or exceeds the following prices for any 20 trading days within any 30 trading-day period following the closing of the Business Combination: (1) during any such trading period prior to the 42-month anniversary of the closing of the Business Combination, upon achievement of a daily volume-weighted average price of at least $20.00 per share, such number of shares of our common stock as equals the quotient of $20.0 million divided by the Closing Price Per Share; (2) during any such trading period prior to the six-year anniversary of the closing, upon achievement of a daily volume-weighted average price of at least $35.00 per share, such number of shares of our common stock as equals the quotient of $20.0 million divided by the Closing Price Per Share; and (3) during any such trading period prior to the eight-year anniversary of the closing, upon achievement of a daily volume-weighted average price of at least $45.00 per share, such number of shares of our common stock as equals the quotient of $20.0 million divided by the Closing Price Per Share. A total of 90.6% of (rounded to the nearest whole share) of the Earnout Shares then earned and issuable shall be issued to the Vincera Pharma stockholders on a pro-rata basis based on the percentage of the number of shares of Vincera Pharma common stock owned by them immediately prior to the closing of the Business Combination, and the remaining Earnout Shares that would otherwise have been issuable shall not be issuable to the Vincera

Pharma stockholders but in lieu thereof the number of authorized shares available for issuance under our 2020 Incentive Plan shall be automatically increased by an equivalent number of shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “VINC.”

Corporate Information

LSAC was incorporated in the State of Delaware in December 2018 as a special purpose acquisition company. In December 2020, its wholly-owned subsidiary merged with and into Vincera Pharma, with Vincera Pharma surviving the merger as a wholly-owned subsidiary of LSAC. In connection with the Business Combination, we changed our name to Vincera Pharma, Inc., and subsequently to Vincerx Pharma, Inc. Our principal executive offices are located at 260 Sheridan Avenue, Suite 400, Palo Alto, California 94306. Our telephone number is (650) 800-6676. Our website address is www.vincerx.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•

only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. We will cease to be an emerging growth company on the date that is the earliest of (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more, (2) December 31, 2025, the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering, (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years, or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different than the information you receive from other public companies in which you hold stock.

THE OFFERING

Shares of Common Stock Offered by the Selling Stockholders	3,176,910 shares.

Shares of Common Stock Outstanding Prior to and After this Offering	21,057,560 shares.

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Market for Common Stock	Our common stock is currently traded on the Nasdaq Capital Market under the symbol “VINC.”

The number of shares of our common stock to be outstanding immediately prior to and after this offering is based on 21,057,560 shares of our common stock outstanding as of December 31, 2021 and excludes as of such date:

•	3,490,046 shares available for future issuance under our 2020 Incentive Plan;

•	163,515 shares available for future issuance under our 2021 Employee Stock Purchase Plan;

•	3,295,000 shares issuable upon the exercise of outstanding private warrants to purchase common stock, with an exercise price of $11.50 per share; and

•	up to 6,000,000 shares of common stock that may be issuable as Earnout Shares.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus. See “Where You Can Find More Information.” The risks and uncertainties described in the documents we incorporate by reference are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

SELLING STOCKHOLDERS

On September 20, 2021, the Selling Stockholders acquired the shares of our common stock from us in a private offering pursuant to an exemption from registration under the Securities Act. Pursuant to the Purchase Agreement and the Registration Rights Agreement dated September 15, 2021, we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our common stock issued to the Selling Stockholders pursuant to the Purchase Agreement.

The following table sets forth, based on written representations from the Selling Stockholders, certain information as of December 20, 2021 regarding the beneficial ownership of our common stock by the Selling Stockholders and the shares being offered by the Selling Stockholders. The applicable percentage ownership is based on 21,057,560 shares of our common stock outstanding as of December 20, 2021. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of our common stock. The Selling Stockholders may offer and sell some, all or none of their shares.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. To our knowledge, none of the Selling Stockholders has held any position or office or had any other material relationship with us or our affiliates during the three years prior to September 20, 2021. In addition, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered(1)	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
	Number	Percent		Number	Percent
Deerfield Partners, L.P.(2)	1,379,310	6.6%	1,379,310	—	—
Point72 Associates, LLC(3)	344,827	1.6%	344,827	—	—
Rock Springs Capital Master Fund LP(4)	750,000	3.6%	320,689	429,311	2.0%
Four Pines Master Fund LP(4)	63,095	*	24,138	38,957	*
Sphera Biotech Master Fund LP(5)	336,613	1.6%	83,333	253,280	1.2%
Sphera Global Healthcare Master Fund(5)	383,548	1.8%	166,667	216,881	1.0%
Baker Bros. Advisors LP(6)	241,379	1.1%	241,379	—	—
Hudson Bay Master Fund Ltd.(7)	58,809	*	58,809	—	—
Affinity Healthcare Fund, LP(8)	1,135,365	5.4%	170,000	965,365	4.6%
Schonfeld Strategic 460 Fund LLC(9)	369,777	1.8%	114,000	255,777	1.2%
Schonfeld Strategic UK Master Fund LP(10)	36,000	*	36,000	—	—
Kingdon Healthcare Private Equity, LLC(11)	78,300	*	31,800	46,500	*
M. Kingdon Offshore Master Fund, LP(11)	306,700	1.5%	43,200	263,500	1.3%
J. Goldman Master Fund L.P.(12)	43,101	*	43,101	—	—
Sabby Volatility Warrant Master Fund, Ltd.(13)	258,889	1.2%	69,657	189,232	*
Pura Vida Master Fund, Ltd.(14)	83,446	*	50,000	33,446	*

*	Less than 1%.
(1)

The amounts set forth in this column are the number of shares of common stock that may be offered by each Selling Stockholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Stockholder may own beneficially or otherwise.

(2)

Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Partners, L.P. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and Mr. Flynn may be deemed to beneficially own the securities held by Deerfield Partners, L.P. The address of each of Deerfield Partners, L.P., Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and Mr. Flynn is c/o Deerfield Management Company, L.P., 345 Park Avenue South, 12th Floor, New York, NY 10010.

(3)

Point72 Asset Management, L.P. maintains investment and voting power with respect to certain investment funds it manages, including Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any of the securities disclosed herein. The principal business address of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc. and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902.

(4)

Rock Springs Capital Management LP (the “Investment Advisor”) is the investment advisor to Rock Springs Master Fund LP (“Rock Springs”) and Four Pines Master Fund LP (“Four Pines,” and together with Rock Springs, the “Master Funds”). The Investment Advisor is ultimately owned and controlled by Kris Jenner, Mark Bussard and Graham McPhail. The general partner of Rock Springs is Rock Springs General Partner LLC, and the general partner of Four Pines is Four Pines General Partner LLC (collectively, the “General Partners”). The General Partners are also ultimately owned and controlled by Messrs. Jenner, Bussard and McPhail. The principal business address of the Investment Advisor, the Master Funds and the General Partners are 650 South Exeter Street Suite 1070, Baltimore, MD 21202.

(5)

Michele Ross is a Portfolio Manager at Sphera Healthcare US Inc., which acts as the investment manager of the stockholder. The principal business address of Ms. Ross is c/o Sphera Healthcare US Inc., 10 East 53rd Street, Ste 1301, New York, NY 10022.

(6)

Consists of (i) 17,651 shares of common stock held directly by 667, L.P. (“667”) and (ii) 223,728 shares of common stock held directly by Baker Brothers Life Sciences, L.P. (“Life Sciences,” and together with 667, the “BBA Funds”). Baker Bros. Advisors LP (“BBA”) is the investment adviser to the BBA Funds and has the sole voting and investment power with respect to the securities held by the BBA Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC (“BBA GP”) is the sole general partner of BBA and thus may be deemed to beneficially own the securities held by the BBA Funds. The managing members of BBA GP are Julian C. Baker and Felix J. Baker, who may be deemed to beneficially own the securities held by the BBA Funds. Messrs. Baker and Baker, BBA and BBA GP disclaim beneficial ownership of all shares held by the BBA Funds, except to the extent of their indirect pecuniary interest therein. The business address of BBA, BBA GP, and Messrs. Baker and Baker is 860 Washington Street, 3rd Floor, New York, NY 10014.

(7)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Mr. Gerber disclaims beneficial ownership over these securities. The principal business address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(8)

Michael Cho is the managing partner of Affinity Healthcare Fund, LP and has the sole voting and investment power with respect to the securities held by Affinity Healthcare Fund, LP and thus may be deemed to beneficially own such securities. The principal business address of Mr. Cho is 19 Barn Lane, PO Box 2086, Bridgehampton, NY 11932.

(9)

Schonfeld Strategic Advisors LLC is a registered investment adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and is considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owner or Schonfeld Strategic 460 Fund LLC that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act, or any other purpose. The address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave, Floor 19, New York, NY 10022.
(10)

Schonfeld Strategic Advisors (UK) LLP is an authorized investment adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic UK Master Fund L.P. as a general partner or investment manager and is considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owner or Schonfeld Strategic UK Master Fund L.P. that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act, or any other purpose. The address of Schonfeld Strategic UK Master Fund L.P. is 54 Jermyn Street London SW1Y 6LX.

(11)

Mark Kingdon is the managing member of Kingdon Capital Management, LLC, which acts as the investment manager to the Kingdon Healthcare Private Equity, LLC and M. Kingdon Offshore Master Fund, LP (the “Kingdon Entities”). Mr. Kingdon disclaims beneficial ownership over these securities except to the extent of his pecuniary interest therein. The principal business address of the Kingdon Entities is c/o Kingdon Capital Management, LLC, 152 W. 57th St., 50th Floor, New York, NY 10019.

(12)

The securities are held by J. Goldman Master Fund, L.P. (the “Master Fund”). The sole general partner of the Master Fund is J. Goldman Capital GP LP. The sole general partner of J. Goldman Capital GP LP is J. Goldman Capital Management, Inc. of which Jay G. Goldman is the sole director. Mr. Goldman will exercise sole voting power over the securities. The principal business address of Mr. Goldman is 510 Madison Avenue, 26th Floor, New York, NY 10022.

(13)

Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby. Each of Sabby Management, LLC and Mr. Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Sabby is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(14)

Shares are held by Pura Vida Master Fund, Ltd. Pura Vida Investments, LLC (“PVI”) serves as the investment manager to Pura Vida Master Fund, Ltd. Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and Mr. Kamen may be deemed to have shared voting and dispositive power with respect to all shares held by Pura Vida Master Fund, Ltd. The above shall not be deemed an admission that PVI and/or Mr. Kamen are beneficial owners of the shares for purposes of Section 13 of the Exchange Act, or for any other purpose. Each of PVI and Mr. Kamen disclaims beneficial ownership of the shares except to the extent of each PVI’s and Mr. Kamen’s pecuniary interest therein. The principal business address of PVI and Efrem Kamen is c/o Pura Vida Investments, LLC, 888 Seventh Ave., 6th Floor, New York, NY 10106.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents which are incorporated by reference herein. We urge you to read each of our Certificate of Incorporation, our Bylaws and the warrant-related documents incorporated by reference herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 120,000,000 shares of common stock, $0.0001 par value per share, and 30,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of December 31, 2021, there were 21,057,560 shares of common stock and no shares of preferred stock outstanding. As of December 31, 2021, there were 24 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, the number of record holders is not indicative of the total number of stockholders represented by these stockholders of record. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

As of December 31, 2021, 3,490,046 shares of common stock were reserved for issuance under our 2020 Incentive Plan and 163,515 shares of common stock were reserved for issuance under our 2021 Employee Stock Purchase Plan.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock and subject to the Voting Agreement, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of any preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Pursuant to the Voting Agreement, our board of directors consists of nine members, with the stockholders of Vincera Pharma immediately prior to the closing of the Business Combination having the right to designate seven members and the Sponsor, LifeSci Holdings LLC, Rosedale Park, LLC and certain other LSAC stockholders having the right to designate two members.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Vincerx or the removal of existing management.

Warrants

As of December 31, 2021, there were 3,295,000 private warrants to purchase common stock outstanding and held of record by two holders, and no public warrants, which were redeemed in April 2021.

Each private warrant is exercisable for one share of common stock at an exercise price of $11.50 per share and such private warrants will be exercisable for cash or on a cashless basis, at the holder’s option (except with respect to 500,000 of the private warrants held by Rosedale Park, LLC and 500,000 of the private warrants held by LifeSci Holdings LLC, which were amended to remove the cashless exercise provision), and will not be redeemable by us (except with respect to 500,000 of the private warrants held by Rosedale Park, LLC and 500,000 of the private warrants held by LifeSci Holdings LLC, which were amended to include a redemption provision substantially identical to that of the public warrants, provided that such redemption rights may not be exercised during the first 12 months following the closing of the Business Combination unless the last sales price of our common stock has been equal to or greater than $20.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given), in each case so long as they are still held by the initial purchasers or their affiliates.

The private warrants purchased by Rosedale Park, LLC will expire on March 5, 2025, provided that once the private warrants are no longer beneficially owned by Chardan Capital Markets, LLC or any of its related persons, the private warrants may not be exercised five years following the completion of our Business Combination.

The exercise price and number of shares of common stock issuable on exercise of the private warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The private warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of private warrants being exercised. The private warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their private warrants and receive shares of common stock. After the issuance of common stock upon exercise of the private warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no private warrant will be exercisable for cash and we will not be obligated to issue shares of our common stock unless, at the time a holder seeks to exercise such private warrant, a prospectus relating to the shares of common stock issuable upon exercise of the private warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the private warrants until the expiration of the private warrants. If we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the private warrants, holders will be unable to cash exercise their private warrants and we will not be required to cash settle any such warrant exercise.

Private warrant holders may elect to be subject to a restriction on the exercise of their private warrants such that an electing warrant holder would not be able to exercise their private warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of our outstanding common stock.

No fractional shares will be issued upon exercise of the private warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

As described above, in connection with the Business Combination:

•

$500,000 of the promissory notes issued by LSAC to the Sponsor in the aggregate principal amount of $1,000,000 was converted into private warrants to purchase shares of common stock at a conversion price of $0.50 per private warrant, issued to LifeSci Holdings LLC.

•

500,000 of the private warrants held by Rosedale Park, LLC and 500,000 of the private warrants held by LifeSci Holdings LLC were amended to remove the cashless exercise provision and include a redemption provision substantially identical to that of the public warrants; provided, however, that such redemption rights may not be exercised during the first 12 months following the closing of the Business Combination unless the last sales price of common stock has been equal to or greater than $20.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors or our Secretary, at the request of our Chairman or the Chief Executive Officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. To be timely under our Bylaws, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders. Our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our board of directors is authorized to issue, without stockholder approval, blank-check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by the board of directors. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Our Certificate of Incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a ‘‘business combination’’ includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the ‘‘interested stockholder’’ and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Our Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing of Securities

Our common stock is listed on the Nasdaq Capital Market under the symbol “VINC.”

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Stockholders or their permitted transferees from time to time of up to 3,176,910 shares of common stock. We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus.

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction and without compliance with any current public information requirement pursuant to Rule 144 of the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This summary does not address all aspects of U.S. federal income tax considerations relating thereto. This summary also does not address the tax considerations arising under the laws of any U.S. state, local or non-U.S. jurisdiction, nor under U.S. federal gift, generation-skipping and estate tax laws. In general, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below. This summary assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not address all aspects of U.S. federal income tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances, nor does it address any estate, generation-skipping or gift tax consequences or the effect, if any, of the Medicare contribution tax on net investment income, or any aspects of U.S. state, local or non-U.S. taxes. In addition, it does not represent a detailed description of the U.S. federal income tax considerations applicable to non-U.S. holders that are subject to special treatment under the U.S. federal income tax laws (including, without limitation, expatriates or former citizens or residents of the United States, foreign pension funds, financial institutions, insurance companies, tax-exempt organizations, persons subject to the alternative minimum tax, traders, brokers or dealers in securities, commodities or currencies, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such a pass-through entity), persons who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), persons deemed to sell our common stock under the constructive sale provisions of the Code, persons subject to special tax accounting rules under Section 451(b) of the Code as a result of their use of certain financial statements, or persons who hold shares of our common stock as part of a straddle, hedge, conversion transaction or other risk reduction transaction or as part of an integrated or similar transaction). We cannot assure you that a change in law will not alter significantly the U.S. federal income tax considerations that we describe in this summary.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity will generally depend upon the status of the partner or member and the activities of the partnership or other pass-through entity. Such partners and partnerships and members and pass-through entities should consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax considerations described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK SHOULD CONSULT HIS, HER OR ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS AND ANY APPLICABLE INCOME TAX TREATY.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock (but not below zero), and any remaining excess will be treated as gain from the disposition of our common stock and will be treated as discussed below under “—Gain on Disposition of Common Stock.”

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA withholding requirements, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under applicable Treasury regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. A non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person and is eligible for the claimed treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States) are not subject to the 30% U.S. withholding tax described above provided the non-U.S. holder provides the applicable withholding agent a properly executed IRS Form W-8ECI or other applicable IRS Form W-8. Instead, such dividends are subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates applicable to a United States person. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA withholding requirements below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition at the graduated rates applicable to a United States person. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses even though the individual is not considered a resident of the United States. You should consult your tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Generally, a domestic corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a United States real property holding corporation. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons. No assurance can be provided that our common stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain

United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA Withholding

Under Sections 1471 through 1474 of the Code and the Treasury regulations and other official guidance issued thereunder (such provisions commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on, and, subject to the discussion of the proposed Treasury regulations below, the gross proceeds from a sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Proposed Treasury regulations, if finalized in their present form, would eliminate withholding under FATCA with respect to payment of gross proceeds from a sale or other disposition of our common stock. The preamble to such proposed Treasury regulations states that taxpayers may generally rely on the proposed Treasury regulations until final regulations are issued.

Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its tax advisors regarding the particular U.S. federal, state and local and non-U.S. tax considerations of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The financial statements of Vincerx Pharma, Inc. as of December 31, 2020 and December 31, 2019, for the year ended December 31, 2020 and for the period from March 1, 2019 (inception) through December 31, 2019 that have been incorporated by reference into this prospectus and registration statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is http://www.sec.gov.

We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may also obtain a free copy of these reports in the Investor Relations section of our website, www.vincerx.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K/A for the year ended December 31, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•	our Current Reports on Form 8-K filed on January 11, 2021, February 17, 2021, April 5, 2021, April 20, 2021, May 6, 2021, May 14, 2021 and September 16, 2021; and

•

the description of our common stock set forth in Exhibit 4.6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, together with any amendment or report filed with the Commission for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, California 94306, telephone (650) 800-6676. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the securities being registered in this Registration Statement. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$4,481
Legal fees and expenses	30,000
Accounting fees and expenses	15,000
Miscellaneous	10,519

Total	$60,000

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law, our second amended and restated certificate of incorporation and our amended and restated bylaws.

The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252589) filed on January 29, 2021).

4.2	Registration Rights Agreement by and among the Company and the Investors party thereto, dated September 15, 2021 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on September 16, 2021).

4.3	Amended and Restated Registration and Stockholder Rights Agreement by and among the Company and certain stockholders of the Company, dated December 23, 2020 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on December 30, 2020).

4.4	Voting and Support Agreement by and among the Company and certain stockholders of the Company, dated December 23, 2020 (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed on December 30, 2020).

4.5	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-K for the year ended December 31, 2020).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP (incorporated by reference to Exhibit 5.1 of the Company’s Registration Statement on Form S-1 (File No. 333-260246) filed on October 14, 2021).

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Vincerx Pharma, Inc.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of original registration statement filing).

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palo Alto, State of California on January 6, 2022.

VINCERX PHARMA, INC.

/s/ Dr. Ahmed M. Hamdy
Name: Dr. Ahmed M. Hamdy
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Ahmed M. Hamdy Dr. Ahmed M. Hamdy	Chief Executive Officer and Chairman (Principal Executive Officer)	January 6, 2022

/s/ Alexander A. Seelenberger Alexander A. Seelenberger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 6, 2022

* Dr. Raquel E. Izumi	President, Chief Operations Officer and Director	January 6, 2022

* Laura I. Bushnell	Director	January 6, 2022

* Dr. Brian J. Druker	Director	January 6, 2022

* Dr. John H. Lee	Director	January 6, 2022

* Christopher P. Lowe	Director	January 6, 2022

* Dr. Andrew I. McDonald	Director	January 6, 2022

* Francisco D. Salva	Director	January 6, 2022

* Dr. Ruth E. Stevens	Director	January 6, 2022

*By:	/s/ Dr. Ahmed M. Hamdy
Dr. Ahmed M. Hamdy
Attorney-in-fact

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